EXHIBIT 99.1

Greenbacker Renewable Energy Company LLC Acquires Six Operating Solar Facilities, comprising 10 Megawatts of Generating Capacity, in California and Colorado

New York, NY – December 12, 2017 - Greenbacker Renewable Energy Company LLC announced on December 12, 2017 that, through a wholly-owned subsidiary, it signed an agreement on December 6, 2017 to purchase a portfolio of North American solar assets from UK based Foresight Group (“Foresight Portfolio”) for approximately $13,000,000 including the repayment of $5 million in project level debt.  The Foresight Portfolio consists of six operating solar photovoltaic systems comprising 10.0 MW located in Colorado (consisting of the Grand Junction – Mesa, Sterling 2 MW and Sterling 500 kW facilities) and California (consisting of Lancaster - Radiance 4 and Radiance 5, and Jamestown – Sonora. The Foresight Portfolio was represented by Cohn Reznick Capital Markets Securities LLC, a capital markets and banking advisor, on behalf of the current owner Foresight Group US LLC, a leading independent infrastructure and private equity investment manager with over $3 billion in assets under management. The projects were placed in service throughout 2013 and 2014 and sell power or renewable energy credits to PG&E, Xcel, SCE and/or various Colorado based governmental agencies through 20-year power purchase agreements with an average of 17 years currently remaining across all locations.

“With the Foresight Portfolio, we have added six commercial solar assets with investment-grade utility and governmental agency off-takers, further diversifying the Company’s portfolio” said Charles Wheeler, CEO of Greenbacker.  “Market conditions in the renewable energy market continue to be robust and we are pleased to be able to execute on great transactions while simultaneously expanding our pipeline of potential alternative energy deals which meet the Company’s investment criteria.”

With the addition of these solar assets, the Company now owns approximately 168.9 MW of generating capacity comprising 45.5 MW of Wind facilities and 123.4 MW of commercial and residential solar facilities.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234